======
FORM 5
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      |_|   Check box if no longer subject to Section 16.
            Form 4 or Form 5 obligations may continue.
            See Instruction 1(b).

      | |   Form 3 Holdings Reported

      |_|   Form 4 Transactions Reported


         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of 1940


===================================================================

1.   Name and Address of Reporting Person*


       Graham         Christopher          M.
     -----------------------------------------------
        (Last)          (First)        (Middle)


                 2700 Westchester Ave
     -----------------------------------------------
                       (Street)


      Purchase           NY               10577
     -----------------------------------------------
       (City)          (State)            (Zip)


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2.   Issuer Name and Ticker or Trading Symbol



     Spectrum Information Technologies Inc. (SITI)
     ---------------------------------------------


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3.   I.R.S. Identification
     Number of Reporting
     Person, if an entity
     (Voluntary)


        ###-##-####
===================================================================

4.   Statement for Month/Year


            03/31/1998
     ------------------------------


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5.   If Amendment, Date of
     Original (Month/Year)


     ------------------------------


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6.   Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

            Director                    10% Owner
      -----                       -----

        X   Officer (give               Other (specify
      ----- title below)          ----- below)


     ------------------------------


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7.   Individual or Joint/Group Reporting (check applicable line)

       X   Form Filed by One Reporting Person
     -----
           Form Filed by More than One Reporting Person
     -----


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         Table 1 -- Non-Derivative Securities Acquired,
               Disposed of, or Beneficially Owned



================================================================================================================================
1. Title of    2. Transaction      3. Transaction  4. Securities Acquired    5. Amount of       6. Ownership      7. Nature of
   Security       Date                Code            (A) or Disposed of (D)    Securities         Form: Direct      Indirect
   (Instr. 3)     (Month/Day/Year)    (Instr. 8)      (Instr. 3,  4 and 5)      Beneficially       (D) or            Beneficial
                                                                                Owned at end of    Indirect (I)      Ownership
                                                     ------------------------   Issuer's Fiscal    (Instr. 4)        (Instr. 4)
                                                                                Year
                                                              (A) or            (Instr. 3 and 4)
                                                      Amount  (D)     Price
   ---------      ---------------     ------------   -------- ------  -----     ----------------   -----------       -----------







--------------------------------------------------------------------------------------------------------------------------------



* If the form is filed by more than one reporting person, see instruction 4(b)(v).


                                                  SEC 2270 (7-97)
                                                   PAGE :  1 OF 2


                         Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

================================================================================================================================

1. Title of         2. Conver-     3. Trans-      4. Transac-        5. Number of Deriva-       6. Date Exercis-
   Derivative          sion or        action         tion               tive Securities Ac-        able and Expi-
   Security            Exer-          Date           Code               quired (A) or Dis-         ration Date
   (Instr. 3)          cise           (Month/        (Instr. 8)         posed of (D)               (Month/Day/
                       Price of       Day/                              (Instr. 3, 4 and 5)        Year)
                       Deriva-        Year)                                                        ------------------
                       tive Se-
                       curity                                                                      Date       Expira-
                                                                        -------------------        Exer-      tion
                                                                           (A)       (D)           cisable    Date
  ------------         --------      -------         ---------          ------      ----          --------   -------

  Stock Option         $2.1500       08/12/1997          A              15000                      08/12/1997 06/12/2007
                                                                                                         (01)

  Stock Option         $1.6900       10/29/1997          A               1500                      10/29/1997 10/29/2007






--------------------------------------------------------------------------------------------------------------------------------





7. Title and Amount of    8. Price of    9. Number of    10. Ownership       11. Nature of
   Underlying Securities     Derivative     Derivative       of Derivative       Indirect
   (Instr. 3 and 4)          Security       Securities       Security: Direct    Beneficial
                             (Instr. 5)     Beneficially     (D) or Indirect     Ownership
                                            Owned at End     (I)                 (Instr. 4)
                                            of Year          (Instr. 4)
                                            (Instr. 4)
--------------------------
                 Amount or
                 Number of
   Title         Shares

-----------      --------    ---------      ------------      --------------     ----------

    Common Stock   15000      $2.1500        15000                  D

    Common Stock    1500      $1.6900         1500                  D




Explanation of Responses:


  (01) One-half of the stock options vest in eight equal quarterly installments through the fiscal year ended March 31, 1999.

        One-half of the stock options are subject to the achievement of defined performance objectives for the fiscal years ended March 31, 1998 and 1999.




                    /s/ Christopher M. Graham
                    -------------------------     -------------
                    ** Signature of                   Date
                    Reporting Person



**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
     78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
      Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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                                                  SEC 2270 (7-97)